EXHIBIT 10.32

TILRAY BRANDS, INC.

445 Park Avenue

New York, NY 10022

July 29, 2024

PERSONAL AND CONFIDENTIAL

[Executive name]

Tilray Brands, Inc.

445 Park Ave.

New York, NY 10022

RE: Incentive Payment; Retention Terms

Dear [Executive name]:

Reference is made to that certain FY 2025 retention payment to be made to you by Tilray Brands, Inc. (“Tilray”) on or about August 15, 2024, in an amount equal to $[___] (the “FY 2025 Retention Bonus”), less applicable tax and other withholdings.

1.       Repayment Obligation.  By your acceptance of the FY 2025 Retention Bonus, you hereby agree that if (i) you voluntarily resign your employment with Tilray without “Good Reason” (as the same is defined in your employment agreement) prior to May 31, 2025, or (ii) you are terminated by Tilray for “Cause” (as the same is defined in your employment agreement) prior to May 31, 2025, then you shall be required to repay to Tilray the net-after tax amount of the FY 2025 Retention Bonus, pro-rated for the time employed during the repayment period (the “Repayment Amount”).   The Repayment Amount will be due and payable to the Company within 10 days of your last date of employment with the Company.

2.       No Assignment. This letter, and all of your or Tilray’s respective rights hereunder, shall not be assignable or delegable by either of us. Any purported assignment or delegation by either of us in violation of the foregoing shall be null and void ab initio and of no force and effect.

3.       Successors; Binding Agreement. This letter shall inure to the benefit of and be binding upon personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.

4.       Withholding. Tilray will be authorized to withhold from the FY 2025 Retention Bonus the amount of any applicable federal, state and local taxes as may be required to be withheld pursuant to any applicable law or regulation.

5.       No Right to Employment or Other Benefits. This letter will not be construed as giving you the right to be retained in the employ of Tilray or any of its subsidiaries or affiliates.

6.       Entire Agreement. This letter and the documents referenced herein constitute the entire agreement between Tilray and you concerning the subject matter hereof.

7.       Section 409A of the Internal Revenue Code. Tilray intends that this payment made pursuant to this letter be exempt from Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”), under the short-term deferral exception under Treas. Reg. Section 1.409A - 1(b)(4). However, if any amount paid under this letter is determined to be “non-qualified deferred compensation” within the meaning of Section 409A, then this letter will be interpreted or reformed in the manner necessary to achieve compliance with Section 409A.

8.       Governing Law; Counterparts. The validity, construction, and effect of this letter will be determined in accordance with the laws of the State of New York, without reference to principles of conflict of laws. This letter may be signed in counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

We look forward to your acceptance of the terms set forth herein, which you can indicate by promptly signing and dating below.

Tilray Brands, Inc.

By:

Title:

Acknowledged and Agreed:

Name: [Executive name]